Exhibit 3.1


                      RESTATED CERTIFICATE OF TRUST OF

                              MLM INDEX TRUST


          This Restated Certificate of Trust of MLM Index Trust (the "Trust"), has been duly executed and is being filed, in accordance with the provisions of 12 Del. C. Section 3810, by the undersigned trustee to amend and restate the original Certificate of Trust of the Trust, which was filed on December 11, 1997 with the Secretary of State of the State of Delaware, in order to change the name of the Trust. The present name of the Trust is MLM Index Trust, which is the same name under which the Trust was originally formed.

          The Certificate of Trust of the Trust is hereby amended and restated in its entirety to read as follows:

          1. Name. The name of the business trust continued hereby is MLM Index Fund.

          2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890
Attention:  Corporate Trust Adminstration.

          3. Multiple Series. The Trust may issue multiple series of beneficial interests. The Trust will maintain separate and distinct records for each such series and the assets associated with each such series shall be held and accounted for separately from the other assets of the Trust and of any other series thereof. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are enforceable against the assets of such series only and not against the assets of the Trust generally or the assets of any other series.

          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Restated Certificate of Trust.


                                      WILMINGTON TRUST COMPANY, not in its
                                      individual capacity but solely as
                                      Trustee



                                      By:  /s/ Norma P. Closs
                                          -------------------------------
                                      Name:   Norma P. Closs
                                      Title:  Vice President